Exhibit 99.1

Whitestone REIT Announces Quarterly Dividend of $0.15 Per Share, Payable in Three Monthly Payments of $0.05 Per Share

HOUSTON, May 16, 2008 ---Whitestone REIT, which owns and manages 37 commercial properties in Texas and Arizona, announced today that the Board of Trustees has approved a dividend of $0.15 per common share for the second quarter of 2008.

The dividend is payable in three monthly payments of $.05 per share. Dividend payments will be made on or about the first day of July, August, and September.

Chairman and Chief Executive Officer James C. Mastandrea expressed cautious optimism that Whitestone could continue to pay the dividend at its current quarterly rate of $0.15 per share and said, "We are working diligently to repair the deferred maintenance at our properties and prudently to allocate cash for those needed repairs and for tenant improvement costs for new leases so that we can continue to grow the occupancy of our portfolio." He further stated that he expects the legal expenses relating to the differences between Whitestone's shareholders and Mr. Hartman to significantly decrease after the second quarter and for both parties to go their separate ways. He concluded, "The resolution of the lawsuits between our shareholders and Mr. Hartman should result in improved cash flow by year end."

Whitestone intends to hold its annual meeting of shareholders on July 29th because a verdict from the court concerning the litigation should be known before that date, and the proxy statement will be mailed to shareholders on June 29th.

ABOUT WHITESTONE REIT

Whitestone REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, a retail plaza in San Antonio and an office complex in a Carefree, AZ. For more information go to http://www.whitestonereit.com

Forward-Looking Statement:

This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

CONTACT:  Whitestone REIT
          Dick Vaughan, Vice President of Marketing and
          Public Relations
          713-827-9595, Ext. 3034